SCM Microsystems Reports First Quarter 2007 Results

FREMONT, Calif., May 15 /PRNewswire-FirstCall/ -- SCM Microsystems, Inc. (Nasdaq: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced results for the first quarter ended March 31, 2007.

Highlights of the fiscal 2007 first quarter include:

-- Year over year revenue growth of 56% in SCM's PC Security business, based on strong sales of smart card readers for HSPD-12 and contactless applications;
-- Gross margin above 40% for the second quarter in a row; and
-- Income from continuing operations of $134,000.

First Quarter Results
Revenues from continuing operations in the first quarter of 2007 were $8.5 million, up 14% from revenues of $7.4 million in the first quarter of 2006. By product segment, first quarter 2007 revenues included $7.1 million from sales of smart card readers and other products for secure network and physical access, compared with sales of $4.6 million in the first quarter of 2006; and $1.4 million from sales of OEM digital media reader technology, compared with sales of $2.9 million in the year ago quarter.

Gross margin in the first quarter of 2007 was 44%, compared with gross margin of 36% in the first quarter of 2006. The increase in gross margin reflects improvements in inventory and cost management implemented over the last few months, which have stabilized gross margin levels at or around 40% per quarter.

Operating expenses in the first quarter of 2007, as reported in accordance with GAAP, were $3.9 million, including amortization of intangibles of $0.2 million. This represents a decrease of 30% from operating expenses of $5.5 million in the first quarter of 2006, which included amortization of intangibles of $0.2 million and restructuring and other charges of $0.4 million. Operating loss for the first quarter of 2007, as reported in accordance with GAAP, was $(114,000), compared with operating loss of $(2.8) million in the year ago quarter.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the first quarter of 2007 was $40,000, compared with EBITDA of $(2.7) million in the first quarter of 2006. (See reconciliation of EBITDA to GAAP accounting on page 5 of this release.)

As reported in accordance with GAAP, income from continuing operations in the first quarter of 2007 was $134,000, or $0.01 per share, compared with loss from continuing operations of $(2.7) million, or $(0.17) per share, in the first quarter of 2006.

Cash and cash equivalents at March 31, 2007 were $34.4 million, compared with $34.9 million at December 31, 2006.

Robert Schneider, chief executive officer of SCM Microsystems, commented, "Our position as a trusted provider for U.S. government security projects yielded additional orders for smart card readers in the first quarter as various federal agencies begin to implement Homeland Security Presidential Directive-12 (HSPD-12). We also supplied an existing customer in Asia with significant volumes of contactless readers for their internal employee authentication program as well as their customers' needs. While we believe the more substantial ramp in demand for smart card readers will not take place until the second half of this year, we are very pleased with the strength we saw in reader sales in the first quarter."

"We are also pleased with the significant reductions we made to cost and expense levels in fiscal 2006, which continue to benefit us in 2007," continued Schneider. "Our restructuring and consolidation actions in 2006 resulted in a 30% decrease in operating expenses year-over-year, which we expect to be able to maintain based on our current model of operations. These lower cost and expense levels and better inventory management, in turn, helped us to achieve both year-over-year and sequential improvements to gross margin across our product portfolio. We believe we are now very competitively positioned to capitalize on the tremendous opportunities for smart card readers in the government, financial and enterprise sectors, both today and in the future."

Guidance
The Company continues to expect to achieve annual revenue growth of 15% to 20% in 2007, which would result in revenues between $38.6 million and $40.3 million for the year ended December 31, 2007. This revenue growth estimate is based on the Company's current expectations for flat to slightly lower sales of smart card readers in the first half of the 2007 fiscal year compared to the prior year period and anticipated increases in sales of the Company's smart card readers in the second half of the year from the projected expansion of various government and enterprise security programs using smart cards, such as e-passport, e-health and secure access for employees. The Company further expects quarterly gross margin of approximately 40% and base operating expenses to be under $4 million per quarter for the remainder of 2007, which are expected to result in the realization of an operating profit for 2007 as a whole.

Additional Information
SCM does not plan to hold a conference call or webcast to discuss the results of its 2007 first quarter. For more information on SCM's first quarter results, please see the Company's Quarterly Report on Form 10-Q for quarter ended March 31, 2007, filed with the U.S. Securities and Exchange Commission.

About SCM Microsystems
SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services. The company develops, markets and sells the industry's broadest range of smart card reader technology for secure PC, network and physical access and digital media readers for transfer of digital content to OEM customers in the government, financial, enterprise, consumer electronics and photographic equipment markets worldwide. Global headquarters are in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

NOTE: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, our statements regarding our expectations that we will achieve annual revenue growth of 15%-20% in fiscal 2007, that we will achieve quarterly gross margin of approximately 40% and will maintain base expense levels under $4 million per quarter for the remainder of 2007, and that we will record operating profit for the full year 2007; and our expectation for increased revenues from sales of our smart card readers for financial, government and enterprise security programs in the second half of 2007. These statements are subject to risks and uncertainties which may cause actual results to differ materially from those contemplated herein. Our financial results may not meet expectations. Some of the risks and uncertainties that could cause our actual business and operating results to differ include, but are not limited to, our ability to grow market share and revenues based on a strategy of participating in specific early stage markets; our ability to successfully develop and introduce new products that satisfy the evolving and increasingly complex requirements of customers; the markets in which we participate or target may not grow, converge or standardize at anticipated rates or at all, including the government and enterprise security markets which we are targeting; we may not successfully compete in the markets in which we participate or target; competitors could take market share or create pricing pressure; and we may not be successful in maintaining operating expenses at current or lower levels. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports, including our Annual Report on Form 10-K and our amended Annual Report on Form 10-K/A for the year ended December 31, 2006, filed with the U.S. Securities and Exchange Commission.

All trade names are trademarks or registered trademarks of theirrespective holders.

SCM MICROSYSTEMS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31,
	2007	2006

Net revenue	$8,457	$7,427
Cost of revenue	4,717	4,777
Gross margin	3,740	2,650
Operating expenses:
Research and development	720	969
Sales and marketing	1,559	1,839
General and administrative	1,400	2,084
Amortization of intangible assets	175	160
Restructuring and other charges	--	422
Total operating expenses	3,854	5,474
Loss from operations	(114)	(2,824)
Interest and other income, net	308	134
Income (loss) from continuing operations
before income taxes	194	(2,690)
Provision for income taxes	(60)	(11)
Income (loss) from continuing operations	134	(2,701)
Loss from discontinued operations,
net of income taxes	(17)	(942)
Gain on sale of discontinued operations,
net of income taxes	23	21
Net income (loss)	$140	$(3,622)
Income (loss) per share from continuing
operations:
Basis and diluted	$0.01	$(0.17)
Loss per share from discontinued operations:
Basic and diluted	--	$(0.06)
Net income (loss) per share:
Basic and diluted	$0.01	$(0.23)
Shares used in computing income (loss) per share:
Basic	15,700	15,593
Diluted	15,742	15,593

Note: Financial results contained in this release reflect continuing operations of the Company's PC Security and Flash Media Reader businesses only. The Company completed the sale of its Digital TV solutions business in May 2006; therefore, financial results for the Digital TV solutions business are being accounted for as discontinued operations.

SCM MICROSYSTEMS, INC.
Reconciliation of EBITDA Calculation to GAAP Accounting
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2007	2006
EBITDA	$40	$(2,660)

Interest income	398	265
(Provision) benefit for income taxes	(60)	(11)
Depreciation and amortization	(244)	(295)

Net income (loss) from continuing operations	$134	$(2,701)

We conduct a significant amount of our business in Europe, we are dually traded on the U.S. Nasdaq and German Prime Standard stock exchanges and the majority of our investors are German-based. In addition, we have recently moved our corporate headquarters from the U.S. to Germany. Based on these factors, we have determined that EBITDA is a relevant measure of performance for our company, as it is a metric commonly used among companies doing business in Europe and is therefore a helpful tool for communicating our performance to our investors and analysts and for comparisons to other companies in Europe and within our industry.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our most recent filings with the Securities and Exchange Commission, provide the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

SCM MICROSYSTEMS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
ASSETS	2007	2006
Current assets:
Cash, cash equivalents and short-term
investments	$36,440	$36,902
Accounts receivable, net	6,089	6,583
Inventories	2,821	1,927
Other current assets	1,780	2,489
Total current assets	47,130	47,901
Property, equipment and other assets, net	3,291	3,182
Intangibles, net	97	272
Total assets	$50,518	$51,355

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,270	$4,572
Accrued expenses and other current
liabilities	8,530	11,362
Total current liabilities	12,800	15,934
Long-term income taxes payable	168	--
Deferred tax liability	105	103

Stockholders' equity	37,445	35,318
Total liabilities and stockholders'
equity	$50,518	$51,355

SOURCE	SCM Microsystems, Inc.
-0-                                     05/15/2007
/CONTACT: Stephan Rohaly, Chief Financial Officer, +49 89 95 95 5101, srohaly@scmmicro.de, or Darby Dye, Investor Relations-US, +1 510 249 4883, ddye@scmmicro.com, both of SCM Microsystems, Inc./
/Web site: http://www.scmmicro.com/